CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), is made as of February 14, 2012, by and between AgFeed Industries, Inc. (the “Company”), a Nevada corporation, Milton P. Webster III, an individual (“Webster”), and Anchor Equities, LLC, a Florida limited liability company (“Consultant”), of which Webster is managing member.

WHEREAS, Webster has served as a member of the Board of Directors of the Company (the “Board”) since February 24, 2011; and

WHEREAS, Webster has served as Chairman of the Special Committee established by the Board on September 29, 2011 (the “Special Committee”); and

WHEREAS, the Special Committee has concluded its investigation and reported the results of that investigation to the Board on January 22, 2012; and

WHEREAS, as a result of the Special Committee having completed its mandate, Webster wishes to devote his time to his ongoing business activities and, as such, has tendered his resignation as a member of the Board; and

WHEREAS, the Company wishes to have available to it the advice and counsel of Consultant on a going forward basis;

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree to enter into the following Agreement:

1.          Consulting Arrangement. The Company hereby retains Consultant, and Consultant hereby agrees to serve as a consultant to the Company, on the terms and subject to the conditions of this Agreement. Consultant will, from time to time at the reasonable request of the Company, provide advice to the Company in the areas of strategic planning. It is understood that such consulting services shall be incidental to, and shall not interfere with, the other business activities and commitments of Consultant and Webster. The Company acknowledges and agrees that Consultant shall be permitted to provide any such consulting services telephonically.

2.          Term. The term of Consultant’s consultancy under this Agreement (the “Consulting Term”) shall commence on the date hereof and, unless sooner terminated pursuant to Section 7 hereof, shall expire on the 2nd anniversary of the date hereof.

3.          Compensation.

(a)          During the Consulting Term, the Company shall pay Consultant a monthly retainer (the “Monthly Retainer”) at the rate of $180,000 per year, payable in equal monthly installments, in advance on a monthly basis on the first day of each month (except as otherwise provided in Section 4); provided, however, that the failure of the Company to pay any Monthly Retainer on the first day of a month shall not constitute a breach hereof if the Company cures such failure as provided in Section 5. Concurrently with the execution of this Agreement, the Company shall pay Consultant the first Monthly Retainer, such payment to be in the amount of $7,500 for Consultant’s services for the period February 15 – February 29, 2012. Subject to Section 7 below, Consultant shall be entitled to the full Monthly Retainers regardless of the amount and frequency of consulting services actually requested of him or provided by him.

(b)          The Company also shall purchase from Webster on the date hereof the 50,000 shares of common stock of the Company issued to a trust established by Webster when Webster became a member of the Board at a price per share of $.3894, for an aggregate purchase price of $19,740.

(c)          The Company also shall pay Webster concurrently with the execution of this Agreement, $30,000 of unpaid compensation due and payable to him in connection with and in full satisfaction of his service on the Special Committee.

(d)          All amounts due and payable shall be paid to Consultant or Webster by wire transfer of immediately available funds in accordance with the wire instructions set forth on Annex A hereto.

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4.          Sale of the Company.

(a)          In the event of (and concurrently with) a Sale of the Company which results in the Company no longer being a Reporting Company under the Securities Exchange Act of 1934, as amended, (a “Triggering Sale”) the Company agrees to pay Consultant a lump sum amount in cash equal to the aggregate amount of the unpaid Monthly Retainers that are payable by the Company to Consultant from the date of the Sale of the Company through March 15, 2013. As used herein, “Sale of the Company” shall mean any transaction or series of related transactions (i) the result of which is that any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), of more than 50% of the issued and outstanding common stock of the Company, (ii) that results in the sale of all or substantially all of the Company’s assets, or (iii) that results in the consolidation or merger of the Company with or into another corporation or corporations or other entity or entities in which the Company is not the survivor (except any such corporation or entity controlled, directly or indirectly, by the Company). All remaining unpaid Monthly Retainers (other than the lump sum amount detailed above) shall continue to be paid in accordance with this Agreement following a Sale of the Company.

(b)          Each Monthly Retainer to be paid after March 15, 2013 through the end of the Consulting Term shall be paid on the earlier to occur of (i) a Triggering Sale of the Company that constitutes a “change in control event” as defined in Treasury Regulations Section 1.409A-3(i)(5)(i), ), or (ii) the scheduled monthly payment date as set forth in Section 3(a).

(c)          In the event that the Company sells M2P2 LLC and thereafter has less than $5,000,000 in US based assets, the Company will place the full amount of remaining unpaid Monthly Retainers in escrow, which shall continue to be paid thereafter in accordance with this Agreement.

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5.          Default.

(a)          The Company shall be deemed in default hereunder upon the occurrence of any of the following (each, a “Default”):

(i)          the failure of the Company to pay, when due, any amount required to be paid to Consultant pursuant to Section 3;

(ii)         the breach by the Company of any other material provision of this Agreement;

(iii)        the Company shall have entered against it by a court having jurisdiction thereof a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official shall be appointed for the Company or for any substantial part of the Company’s property; or the winding up or liquidation of the Company’s affairs shall have been ordered;

(iv)        the Company shall (A) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; (B) consent to the entry of an order for such relief in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; (C) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for the Company or for any substantial part of the Company’s property; or (D) make any general assignment for the benefit of creditors (any of the foregoing, an “Insolvency Proceeding”);

provided, however, that in the case of an alleged breach under subsection (i) or (ii) hereunder, Consultant must provide the Company with written notice describing the alleged breach and the Company shall have: (A) five (5) business days to cure a breach under subsection (i), or (B) fifteen (15) days to cure a breach under subsection (ii), if curable, following receipt of such written notice and if cured, such breach shall not constitute a Default hereunder.

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(b)          Upon the occurrence of a Default, all of the remaining unpaid Monthly Retainers that are payable by the Company to Consultant through March 15, 2013 shall become immediately due and payable. All remaining unpaid Monthly Retainers from March 15, 2013 through the end of the Consulting Term shall continue to be paid in accordance with this Agreement following the Default.

(c)          The parties acknowledge and agree that this Agreement constitutes a personal services contract and that applicable law excuses both Webster and Consultant from accepting performance from or rendering performance to any trustee for the Company or to an assignee by the Company of this Agreement without the consent of Webster or Consultant, as applicable. Accordingly, (i) notwithstanding Section 21 of this Agreement, this Agreement cannot be assumed or assigned following the commencement of an insolvency proceeding by or against the Company without the consent of Webster or Consultant, as applicable, and (ii) 11 U.S.C. § 365(e)(1) shall not apply to this Agreement.

6.          Status; Taxes.

(a)          Status of Consultant. Consultant shall not be an employee of the Company and shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company. Consultant shall have no authority to act as an agent of the Company, except on authority specifically so delegated, and it shall not represent to the contrary to any person. Consultant shall only consult, render advice and perform such tasks as are reasonably requested by the Company from time to time consistent with Section 1 and which Consultant determines are necessary to achieve the results specified by the Company. Consultant shall not direct the work of any employee of the Company, or make any management decisions, or undertake to commit the Company to any course of action in relation to third persons. Although the Company may specify the results to be achieved by Consultant and may control and direct it in that regard, the Company shall not control or direct Consultant as to the details or means by which such results are accomplished.

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(b)          Taxes. It is intended that the fees paid hereunder shall constitute revenues to Consultant. To the extent consistent with applicable law, the Company will not withhold any amounts therefrom as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws. Consultant shall be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes and shall hold the Company, its officers, directors and employees harmless from any liability arising from the failure to withhold such amounts.

7.          Termination. This Agreement and Consultant’s retention hereunder may be terminated by the Company only for “Cause” (as defined in Section 14). In the event of a termination by the Company for Cause, neither the Company nor Consultant shall have any further obligations hereunder, except as set forth in Sections 8, 9 and 10 hereof.

8.          Solicitation of / Contacting Employees, Consultants and Company Customers. During the Consulting Term, Consultant and Webster shall not:

(a)          with respect to any person who was employed by the Company at any time during the Consulting Term, solicit, attempt to hire, or hire such person within a six (6) period commencing on the date of termination of such person’s employment with the Company;

(b)          solicit a “Company Customer” (as defined in Section 14) to perform services for or supply products to the Company Customer in a manner that is Directly Competitive (as defined in Section 14) with the Company;

(c)          cause, encourage, induce or attempt to induce, or aid, assist or abet any other party or person in inducing or attempting to induce a Company Customer to adversely change any relationship with the Company; or

(d)          except as and when requested by the Company to render consulting services, or as requested or approved by Company counsel in connection with discussions and preparations in connection with the currently outstanding class action and derivative claims or any litigation or action by law enforcement or government regulation, Consultant and Webster shall not directly or indirectly contact or communicate with any current or former employees of the Company or its Affiliates concerning any matters relating to the Company’s or its Affiliates’ business affairs, operations or prospects.

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9.          Nondisclosure of Confidential Information.

(a)          Except as in response or pursuant to a subpoena or order by a court or tribunal or as required in connection with the performance of Consultant’s services to the Company hereunder, Consultant and Webster agree that they will not at any time, either during or after the Consulting Term, directly or indirectly, use, publish, disseminate, distribute or otherwise disclose any “Confidential Information” (as defined in Section 14) without the prior written consent of the President of the Company (or during any period in which there is no individual serving as President of the Company, of the majority of the members of the Audit Committee of the Company) and they shall retain all Confidential Information in trust in a fiduciary capacity for the sole use and benefit of the Company. Consultant and Webster acknowledge that the Confidential Information of the Company is valuable, special and unique to its business and is information on which such business depends, is proprietary to the Company, and that the Company wishes to protect such Confidential Information by keeping it secret and confidential for the sole use and benefit of the Company. Consultant and Webster will take all steps necessary and reasonably requested by the Company, to ensure that all such Confidential Information is kept secret and confidential for the sole use and benefit of the Company; and

(b)          Upon termination of Consultant’s consultancy with the Company for any reason, all documents, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, diaries, records, notebooks, and similar repositories of or containing Confidential Information, including all copies thereof, then in Consultant’s or Webster’s possession or control, that are furnished to Consultant, or Webster, or developed or prepared by Consultant, Webster, or others in connection with Consultant’s consultancy hereunder shall be left with or forthwith returned by Consultant and Webster to the Company; and

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(c)          If Consultant or Webster is required to disclose any Confidential Information in connection with any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process), Consultant and Webster, as applicable, will in advance of such disclosure, to the extent legally permissible and practicable, provide the Company, in advance of any such disclosure, with copies of any Confidential Information it/he intends to disclose (and, if applicable, the text of the disclosure language itself) and provide reasonable cooperation to the Company, at the sole cost and expense of the Company, to the extent it may seek to limit such disclosure. If such disclosure is not limited, Consultant and Webster, as applicable, may disclose only that portion of the Confidential Information which it/he is legally required to be disclosed, provided, however, that such disclosing party shall take all reasonable efforts, at the sole cost and expense of the Company, to preserve the confidentiality of the Confidential Information (including by obtaining or seeking to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information).

10.          Non-Disparagement.

(a)          Consultant and Webster agree not to criticize, denigrate, or disparage the Company or any “Affiliates” (as defined in Section 14) in any manner whatsoever, whether oral or written, now or in the future. For the purpose of this Paragraph, the term “disparage” shall include, without limitation, any statement accusing the aforesaid individuals or entities of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner. Nothing in this Paragraph shall preclude Consultant or Webster from offering oral or written testimony in response or pursuant to subpoena or order by a court or tribunal or governmental or law enforcement agency, complying with other legal obligations, in connection with asserting any defense against any claim of breach of this Agreement or in connection with asserting any claim of breach of this Agreement. Furthermore, nothing in this Paragraph shall require Consultant or Webster to make false statements or disclosures.

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(b)          The Company and its Affiliates agree not to disparage Consultant or Webster in any manner whatsoever, whether oral or written, now or in the future. For the purpose of this Paragraph, the term “disparage” shall include, without limitation, any statement accusing the aforesaid individuals or entities of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner. Nothing in this Paragraph shall preclude the Company or its Affiliates including without limitation, officers, directors or employees, from offering oral or written testimony in response or pursuant to subpoena or order by a court or tribunal or governmental or law enforcement agency, complying with other legal obligations, in connection with asserting any defense against any claim of breach of this Agreement or in connection with asserting any claim of breach of this Agreement. Furthermore, nothing in this Paragraph shall require the Company or its Affiliates to make false statements or disclosures.

11.          Injunctive Relief/Damages.

(a)          Each party acknowledges that damages for any breach of Sections 8, 9 and 10 of this Agreement may be difficult to determine and, therefore, consents that in the event of a breach of Sections 8, 9 and 10 of this Agreement, the restrictions contained in such Sections may be enforced by temporary or permanent injunction. Such injunctive relief shall be in addition to and not in place of any other remedies available at law or in equity. Furthermore, the specified duration of the restrictive covenants in Sections 8 and 10 shall be extended by and for the term of any period during which Consultant and/or Webster is in violation of any such covenant. Should any court or tribunal decline to enforce any provisions of Sections 8, 9 or 10 on the basis that such provisions are overly restrictive of the activities of Consultant or Webster as to time, scope or geography, such provisions shall be deemed to be modified to restrict Consultant’s and Webster’s activities to the maximum extent of time, scope and geography which such court or tribunal shall find enforceable.

(b)          In the event of any proceeding or action initiated by a party hereunder, all parties shall bear their own legal fees and expenses.

12.          Indemnification.   The Company shall, to the maximum extent permitted by law, indemnify and hold harmless Consultant and Webster for any loss, injury, damage, expense (including reasonable attorneys’ fees and costs), and claim or demand, arising out of, connected with, or in any manner related to, any act, omission, or decision made in good faith while performing services for the Company pursuant to the specific written request of the Company. In addition, the Company shall promptly pay in advance of final disposition of any action, suit or proceeding all reasonable expenses incurred by Consultant or Webster in connection with any matter as to which it could reasonably be expected to be entitled to indemnification hereunder

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13.          Entire Agreement. The provisions contained herein constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to such subject matter.

14.          Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Affiliates” shall mean the Company’s subsidiaries, shareholders, clients, successors and assigns, the past and present officers, directors, members, employees and agents of any of the foregoing, and any fiduciaries of any employee benefit plan or policy of the Company or any affiliate.

“Cause” shall mean Consultant’s or Webster’s breach of the covenants set forth in Sections 8, 9 or 10.

“Confidential Information” shall mean that proprietary information of the Company, of whatever kind or nature, disclosed to Consultant or Webster or known by Consultant or Webster (whether or not discovered or developed by Consultant or Webster) as a consequence of or through Consultant’s or Webster’s past, present or future relationship or employment with the Company; provided, however, that Confidential Information shall not include any information that is or was publicly known or publicly available, other than as a result of Consultant’s or Webster’s breach of this restrictive covenant, and shall not include any information that has been acquired by Consultant or Webster independent of their relationship or position with the Company. Such proprietary information shall include, without limitation, information materially relating to the Company Business or the Products, findings of, and deliberations related to the work of, the Special Committee, characteristics and specifications, components, research and development, plans for development of new products, computer programs, trade secrets, marketing strategies, sources of raw materials, supply and material purchasing, operating and other costs data, “Company Customer” (as defined below) identity and needs, cost and pricing data, inventory control and practices, terms and conditions of agreements to which the Company is a party (such as independent contractor agreements, supply or distributorship contracts), and any of which information is not generally known in the industry, and shall specifically include all such proprietary information contained in manuals, memoranda, plans, drawings, and designs, specifications, computer programs and records of the Company.

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“Company Business” shall mean the design, development, manufacture, production, marketing and sale of “Products” (as defined below) during the Consulting Term.

“Company Customer” shall mean any person or entity to or from whom the Company, in the six (6) months prior to the date hereof or during the Consulting Term, (i) submitted a bid or received an order for the purchase, supplying or distribution of Products; or (ii) entered into an agreement for the purchase, supplying or distribution of Products; or (iii) purchased, supplied or distributed Products.

“Directly Competitive” shall mean any activities, services or products in the same line of business or of similar character or type as the Company Business.

“Products” shall mean all commercial products which have been or are at any time designed, manufactured, produced, bought, sold or developed by or for the Company.

15.          Mutual Release.

(a)          Each of Consultant and Webster, on behalf of himself and his agents, representatives, administrators, receivers, trustees, estates, heirs, devisees, assignees, legal representatives, attorneys, and employees, past or present (as the case may be), hereby irrevocably and unconditionally releases, discharges, and acquits the Company and its Affiliates from liability for any and all claims, promises, demands, liabilities, contracts, debts, losses, damages, attorneys’ fees and causes of action of every kind and nature, known or unknown, whether asserted or unasserted, direct or indirect, liquidated or contingent, from the beginning of the world up to and through the execution of this Agreement. Notwithstanding the foregoing, this Section 15(a) does not alter or apply to any claim or cause of action arising out of an alleged breach or other violation of any obligation under this Agreement, Webster’s right to coverage under the Company’s directors’ and officers’ insurance policies, or Webster’s right to indemnification by the Company in connection with his services as a member of the Board.

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(b)          The Company and its Affiliates, agents, representatives, administrators, receivers, trustees, estates, heirs, devisees, assignees, legal representatives, attorneys, and employees, past or present (as the case may be), hereby irrevocably and unconditionally releases, discharges, and acquits Consultant and Webster and their Affiliates from liability for any and all claims, promises, demands, liabilities, contracts, debts, losses, damages, attorneys’ fees and causes of action of every kind and nature, known or unknown, whether asserted or unasserted, direct or indirect, liquidated or contingent, from the beginning of the world prior to the execution of this Agreement. Except as provided herein, this release shall include, but not be limited to: (i) any and all claims or rights arising out of, or which might be considered to arise out of or to be connected in any way to, Webster’s service as a member of the Board or the termination thereof; (ii) any claim or cause of action arising under any federal state or local statute or regulation; (iii) any claim or cause of action arising under any foreign law, rule or regulation; and (iv) any claim of tort, contract, negligence, defamation, negligent or intentional infliction of emotional distress, assault, battery, duress, invasion of privacy, bad faith, conspiracy, vicarious liability, nonphysical injury, personal injury or sickness, or other harm. Notwithstanding the foregoing, this Section 15(b) does not alter or apply to any claim or cause of action arising out of an alleged breach or other violation of any obligation under this Agreement, or any derivative action or claim brought on behalf of the Company by its shareholders, provided that such shareholder suit was not initiated directly or indirectly at the behest of the officers or directors (or any of their affiliates) of the Company or its Affiliates.

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16.          Covenant not to Sue. Each of the Company and its Affiliates and Consultant, Webster, and their Affiliates hereby agree, promise, and covenant not to sue or assert claims as part of any lawsuit, arbitration, or other legal proceeding that are based in any way on or arise out of the claims or potential claims released in Section (15)(a) or 15(b).

17.          Indemnification and Insurance. This Agreement shall not affect any indemnification or other rights and benefits afforded to Consultant or Webster by the Company’s articles of incorporation or by laws. The Company shall use commercially reasonable efforts to continue Webster’s coverage under the directors’ and officers’ liability coverage maintained by the Company, as in effect from time to time, to the same extent as other current or former senior executive officers and directors of the Company.

18.          Expenses. The Company shall reimburse Consultant for any reasonable expenses incurred by him in connection with the performance of his services hereunder; provided that such expenses were incurred in accordance with Company policies and were authorized in writing in advance by the Company. The Company further agrees to reimburse the reasonable legal fees incurred by Consultant in connection with the entering into of this Agreement, up to a maximum of $25,000. Consultant acknowledges that the Company has delivered a retainer of $25,000 to Consultant’s legal counsel, which retainer shall be used to offset any such legal fees of Consultant.

19.          Cooperation. Webster and Consultant, to the extent applicable, agree that they will cooperate with the Company (and its subsidiaries, affiliates or related entities) and its legal counsel in connection with any current or future questions, investigation, or litigation relating to any matter with which they were involved or have knowledge or which occurred while they were providing services to the Company, and the Company shall reimburse them for all reasonable expenses incurred in providing such cooperation.

20.          Modifications. Any waiver, alteration, amendment or modification of any provisions of this Agreement shall not be valid unless in writing and signed by the Company and Consultant.

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21.          Assignment. This Agreement is intended to bind and inure to the benefit of and be enforceable by Consultant, Webster and the Company and their respective heirs, successors and assigns, except that the Company shall not have any right to assign or otherwise transfer this Agreement or any of its rights, duties or any other interest herein to any party without the prior written consent of Consultant, and any such purported assignment shall be null and void.

22.          Notice.  All notices and other communications required or permitted under this Agreement shall be made in writing and shall be deemed given if delivered personally, sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight courier service, addressed as follows:

if to the Company:

AgFeed Industries, Inc.

744 Horizon Court, Suite 350

Grand Junction, CO 81506

Attn: Chief Financial Officer

with a copy to:

Selig D. Sacks, Esq.

Pryor Cashman LLP

7 Time Square, 40th Floor

New York, NY 10036-6569

Fax: (212) 798-6391

Email: ssacks@pryorcashman.com

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if to Consultant or Webster:

Milton P. Webster III

Anchor Equities, LLC

29750 U.S. Highway 19N, Suite 101

Clearwater, FL 33761-1510

or to such other addresses as a party shall designate in the manner provided in this Section 22. Any notice or other communication shall be deemed given (a) on the date three (3) business days after it shall have been mailed, if sent by certified mail or (b) on the date one (1) business day after it shall have been given to a nationally-recognized overnight courier service.

23.          Choice of Law. This Agreement shall be governed by and construed in accordance with the law of the State of Nevada applicable to contracts made and to be performed entirely within such jurisdiction.

24.          Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

25.          Counterparts. This Agreement may be executed in one or more counterparts, which shall, collectively and separately, constitute one agreement.

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26.          Section 409A. All payments under this Agreement are intended to be exempt from, or in the alternative to comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the interpretive guidance issued thereunder (“Section 409A”), including the exceptions for short-term deferrals, and the Agreement will be constructed and interpreted in accordance with such intent. The parties hereby agree to negotiate in good faith to amend this Agreement as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Section 409A after the date hereof without violating Section 409A. In case any one or more provisions of this Agreement fails to comply with the provisions of Section 409A, the remaining provisions of this Agreement shall remain in effect, and this Agreement shall be administered and applied as if the non-complying provisions were not part of this Agreement. The parties in that event shall endeavor to agree upon a reasonable substitute for the non-complying provisions, to the extent that a substituted provision would not cause this agreement to fail to comply with Section 409A, and, upon so agreeing, shall incorporate such substituted provisions into this Agreement. Each payment, including, for the avoidance of doubt, each Monthly Retainer, made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All reimbursements for expenses paid pursuant hereto that constitute taxable income to Consultant shall in no event be paid later than the end of the calendar year next following the calendar year in which Consultant incurs such expense or pays such related tax. Unless otherwise permitted by Section 409A, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year.

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[Signature page follows]

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IN WITNESS WHEREOF, the Company, Webster and Consultant have executed this Agreement as of the date first above written.

AGFEED INDUSTRIES, INC.

By:	/s/ K. Ivan F. Gothner
K. Ivan F. Gothner
Chairman & Interim CEO

/s/ Milton P. Webster III
MILTON P. WEBSTER III

ANCHOR EQUITIES, LLC

By:	/s/ Milton P. Webster III
Milton P. Webster III, Managing Member

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